Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED BYLAWS OF

IGATE CORPORATION

The Amended and Restated Bylaws of IGATE Corporation are hereby amended, effective April 23, 2015, to add the following new Section 8.6:

8.6. Exclusive Forum.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Middle District of Pennsylvania (and, to the extent the United States District Court for the Middle District of Pennsylvania does not have subject matter jurisdiction, the jurisdiction of the courts of the Commonwealth of Pennsylvania in Dauphin County) (any such court, a “Chosen Court”), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the shareholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the BCL, the Articles or these Bylaws, (d) any action asserting a claim arising pursuant to, or involving any application, interpretation, enforcement or determination of validity of, any provision of the BCL or the Articles or these Bylaws, (e) any action or proceeding brought under 15 Pa.C.S. Subchapter 17G of the BCL (relating to judicial supervision of corporate action), (f) any action or proceeding brought under 15 Pa.C.S. Chapter 25 of BCL (relating to registered corporations) or (g) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. Any person holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (i) deemed to have notice of and consented to the provisions of this Section 8.6, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 8.6. Without limiting any of the foregoing, nothing contained in this Section 8.6 is intended to limit or otherwise adversely impact any property right vested in the Corporation’s shareholders or is intended to limit, determine or address the merits or substance of any action or proceeding (including, whether any action or proceeding should be commenced or maintained against the Corporation or against any of the Corporation’s directors, officers, shareholders, employees or agents, or whether any particular type or form of remedy or relief should be sought or is available against the Corporation or against any of its directors, officers or employees), but instead, the provisions of this Section 8.6 are solely procedural in nature and govern only the exclusive location, forum and venue for the commencement of actions and proceedings expressly enumerated in clauses (a) through (g) above.

(b) If any action, the subject matter of which is within the scope of the first paragraph of this Section 8.6, is filed in a court other than a Chosen Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such courts to enforce the first paragraph of this Section 8.6 (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

(c) If any provision or provisions of this Section 8.6 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Section 8.6 (including, without limitation, each portion of any sentence of this Section 8.6 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.